[Exhibit 99.1 - Press Release]

PREMIER ANNUAL SHAREHOLDERS MEETING RESULTS

Tampa, Florida -- May 17, 2004 -- Premier Development & Investment, Inc. (OTC Bulletin Board: PDVN; Frankfurt: YP3; Berlin: YP3.BER) announces the results from its annual share holders meeting. The meeting, held in Orlando, Florida, was attend by the Board of Directors, principals from current pending acquisitions, several shareholders, and many of the Company's affiliates. The results of the vote were as follows: the motion to elect Eric R. Boyer, Victoria
Z. Carlton, and Andrew L. Jones as Corporate Directors passed with 71,946,400 votes in favor of the motion and none against; and the motion to ratify the selection of Baumann, Raymondo, & Company, PA as the independent auditor for the fiscal year ending December 31, 2004 passed with 71,946,400 votes for the motion and none against.

The presentation along with a transcript of the meeting will be available later this week via a link on the Company's website, www.premierdev.com/news.html, in Microsoft Windows Media -formatted content.

Eric R. Boyer, Premier's President and CEO, commented, "We are encouraged that our shareholders have such faith in the current management team. We are committed to the continued growth of Premier and look forward to the opportunity to continue executing our unfolding business plan. Furthermore, we are excited to share the contents of the Annual Meeting with those shareholders who were not able to attend in person."

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier is the Managing Partner of Coconut Grove Group, Ltd., a joint venture project involving the development of a chain of Caribbean-based restaurants and bars called Coconut Grove Grille and Blue Water Bar(TM).

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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